Exhibit 99.1

[Logo]                                              Level 3 Communications, Inc.
                                                         1025 Eldorado Boulevard
                                                            Broomfield, CO 80021
                                                                  www.Level3.com


                                                                   NEWS  RELEASE

FOR IMMEDIATE RELEASE

Level 3 Contacts:
Media:            Josh Howell                      Investors:       Robin Miller
                  720/888-2517                                      720/888-2518

                  Paul Lonnegren
                  720/888-6099



             LEVEL 3 ANNOUNCES CREDIT AGREEMENT AMENDMENT TO PERMIT
              ACQUISITIONS OF ITS DEBT IN EXCHANGE FOR COMMON STOCK



BROOMFIELD, CO, July 26, 2001 -- Level 3 Communications, Inc. (Nasdaq:LVLT) announced today that it has amended its credit agreement to permit Level 3 to acquire certain of its outstanding indebtedness in exchange for shares of common stock. Level 3 is aware that the various issuances of its outstanding senior notes, senior discount notes and convertible subordinated notes are currently trading at discounts to their respective face or accreted amounts. In order to reduce future cash interest payments, as well as future amounts due at maturity, Level 3 or its affiliates may, from time to time, exchange shares of Level 3 common stock for these outstanding debt securities pursuant to the exemption provided by Section 3(a)(9) of the Securities Act of 1933, as amended, in open market or privately negotiated transactions. Level 3 will evaluate any such transactions in light of then existing market conditions. The amounts involved in any such transactions, individually or in the aggregate, may be material.

About Level 3 Communications
Level 3 (Nasdaq:LVLT) is a global communications and information services company offering a wide selection of services including IP services, broadband transport services, colocation services, and the industry's first Softswitch based services. Level 3 offers services primarily to communications intensive companies, which deliver their services over the Level 3 Network. Its Web address is www.Level3.com.

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Some of the statements made by Level 3 in this press release are forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements. Level 3 believes that its primary risk factors include, but are not limited to: substantial capital requirements; development of effective internal processes and systems; the ability to attract and retain high quality employees; changes in the overall economy; technology; the number and size of competitors in its markets; law and regulatory policy; and the mix of products and services offered in the company's target markets. Additional information concerning these and other important factors can be found within Level 3's filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors.